Exhibit 10.7
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of this 31st day of October, 2003, by and between American Public University System, Inc., a West Virginia corporation (the “Company”), American Public Education, Inc., a Delaware corporation (“the Parent”) and James Herhusky (the “Executive”).
     WHEREAS, the Company is a wholly owned subsidiary of the Parent; and
     WHEREAS, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, on the terms and conditions set forth herein.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:
     1. Employment. On the terms and conditions set forth in this Agreement, the Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, for the term set forth in Section 2 hereof and in the position and with the duties set forth in Section 3 hereof.
     2. Term. The employment of the Executive by the Company as provided in Section 1 hereof shall commence on the date of execution of this Agreement and, unless sooner terminated as hereinafter set forth, shall end three (3) years thereafter; provided, however, that this Agreement may be renewed at the Company’s option (with the consent of the Executive) for additional one (1) year periods (each a “Renewal Term”) on the third anniversary of the Effective Date and on each additional anniversary thereafter by Company’s delivery to Executive of written notice at least thirty (30) days prior to the expiration of the Term or any Renewal Term. If this Agreement is renewed for one or more Renewal Terms, such Renewal Term shall be on the basis stated herein, except for the base salary of Executive for any Renewal Term which shall be negotiated in good faith and agreed upon by the Parties prior to the Commencement of each Renewal Term.
     3. Position and Duties. The Executive shall serve as the Executive Vice President for Institutional Advancement of the Company, or in another position of equal or greater title, authority and responsibility, as assigned by the board of directors of the Company, with duties and responsibilities as the board of directors of the Company may from time to time determine and assign to the Executive. The Executive shall devote the Executive’s best efforts and full business time to the performance of the Executive’s duties and the advancement of the business and affairs of the Company.
     4. Place of Performance. In connection with the Executive’s employment by the Company, the Executive shall be based at the principal executive offices of the Company in Charles Town, WV, which the Company retains the right to change in its discretion, or such other place as the Company and the Executive mutually agree.
     5. Compensation.
          5(a). Base Salary. The Company shall pay to the Executive an annual base salary (the “Base Salary”) at the rate of $200,000 per year. The Base Salary shall be reviewed no less frequently than annually and may be increased at the discretion of the Compensation Committee (the “Compensation Committee”) of the board of directors of the Parent (the “Board”). If the Executive’s Base Salary is increased, the increased amount shall be the Base Salary for the remainder of the employment term hereunder, except that the Company may reduce the Executive’s Base Salary at any time as part of a general salary reduction applied to all employees of the Company with annual salaries in excess of $100,000 (the “Senior Executive Group”) in which case the Executive’s reduced Base Salary shall be the Base Salary for the remainder of the employment term hereunder. Any such reduction in the Executive’s Base Salary shall be no more than the lesser of the median percentage salary reduction applied to the Senior Executive Group or 20%. The Base Salary shall be payable biweekly or in such other installments as shall be consistent with the Company’s payroll procedures.
          5(b). Annual Bonus. The Executive shall be eligible to receive a bonus of up to 50% of the Executive’s Base Salary for each year as determined by the Compensation Committee in its sole discretion, based upon the achievement of certain performance goals established by the Compensation Committee for each year. The Executive shall be entitled to a pro-rata portion of the Annual Bonus and additional bonus for any period less than a full calendar year (or fiscal year, if other than a calendar year) for which he is entitled to his salary except in the case of a termination for Cause pursuant to Section 11(c).
          5(c). Other Benefits. The Executive shall be entitled to receive such other benefits approved by the Compensation Committee and made available to senior executives of the Company. The Executive also shall be entitled to participate in such plans and to receive such bonuses, incentive compensation and fringe benefits as may be granted or established by the Company from time to time.

Nothing contained in this Agreement shall prevent the Company from changing carriers or from effecting modifications in insurance coverage for the Executive.
          5(d). Vacation; Holidays. The Executive shall be entitled to all public holidays observed by the Company and vacation days in accordance with the applicable vacation policies for senior executives of the Company, which shall be taken at a reasonable time or times.
          5(e) Withholding Taxes and Other Deductions. To the extent required by law, the Company shall withhold from any payments due Executive under this Agreement any applicable federal, state or local taxes and such other deductions as are prescribed by law or Company policy.
     6. Expenses. The Company shall reimburse the Executive for all reasonable expenses incurred by the Executive (in accordance with the policies and procedures in effect for senior executives of the Company) in connection with the Executive’s services under this Agreement. The Executive shall account to the Company for expenses in accordance with policies and procedures established by the Company.
     7. Relocation Expenses. The Company will pay or reimburse the Executive for the customary and reasonable moving expenses incurred by the Executive in connection with Executive’s initial employment and/or in connection with any subsequent relocation of Executive’s place of performance pursuant to Section 4 of this Agreement. If the Internal Revenue Service or any state or local taxing authority takes the position that the relocation expenses paid or reimbursed subject to this Section 7 results in the receipt of taxable income to Executive, such expenses shall include an amount equal to the aggregate Federal, state and local income and employment taxes imposed on Executive as a direct result of such payment or reimbursement.
     8. Confidential Information.
          8(a). The Executive covenants and agrees that the Executive will not ever, without the prior written consent of the Board or a person authorized by the Board or except as may be ordered by a court of competent jurisdiction, publish or disclose to any unaffiliated third party or use for the Executive’s personal benefit or advantage any confidential information with respect to the Company’s past, present, or planned business, including but not limited to all information and materials related to any Company business, business plan, product, service, procedure, strategy, method, technique, technology, research, strategy, plan, customer or supplier information, customer or supplier list, financial data, technical data, computer files, and computer software, including any of the foregoing that is in any stage of research, development, or planning, and any other information which the Executive obtained while employed by, or otherwise serving or acting on behalf of, the Company or which the Executive may possess or have under his control, that is not generally known (except for unauthorized disclosures) to the public or within the industry in which the Company does business.
          8(b). The Executive acknowledges that the restrictions contained in Section 8(a) hereof are reasonable and necessary, in view of the nature of the Company’s business, in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injury to the Company. Therefore, the Executive agrees that in the event of a breach or threatened breach by the Executive of the provisions of Section 8(a) hereof, the Company shall be entitled to obtain from any court of competent jurisdiction, preliminary or permanent injunctive relief restraining the Executive from disclosing or using any confidential information. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for breach or threatened breach, including, without limitation, recovery of damages from the Executive.
          8(c). The Executive shall deliver promptly to the Company on termination of employment, or at any other time the Company may so request, all confidential materials, memoranda, notes, records, reports and other documents and materials (and all copies thereof), in whatever form or medium, that contain any of the foregoing, including but not limited to computer data, files, software, and hardware, relating to the Company’s or its affiliates’ respective businesses which the Executive obtained while employed by, or otherwise serving or acting on behalf of, the Company or which the Executive may then possess or have under his control.
     9. Non-Competition.
          9(a). Non-Competition. The Executive covenants and agrees that the Executive will not, during the Executive’s employment hereunder and for a period of one (1) year thereafter (to the extent permitted by law), at any time and in the United States or any other jurisdiction in which the Company is engaged or has reasonably firm plans to engage in business, (i) compete with the Company on behalf of the Executive or any third party; (ii) participate as a director, agent, representative, stockholder or partner or have any direct or indirect financial interest in any enterprise which engages in any business in which the Company is engaged; or (iii) participate as an employee or officer in any enterprise in which the Executive’s responsibility relates to any business in which the Company is engaged. The ownership by the Executive of less than five percent (5%) of the outstanding stock of any corporation listed on a national securities exchange shall not be deemed a violation of this Section 9(a).

          9(b). Injunctive Relief. In the event the restrictions against engaging in a competitive activity contained in Section 9(a) hereof shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, Section 9(a) hereof shall be interpreted to extend only over the maximum period of time for which it may be enforceable and over the maximum geographical area as to which it may be enforceable and to the maximum extent in all other respects as to which it may be enforceable, all as determined by the court in the action.
          9(c). Non-Solicitation. The Executive covenants and agrees that the Executive will not, during the Executive’s employment hereunder and for a period of one (1) year thereafter solicit, induce, entice, or encourage or attempt to solicit, induce, entice, or encourage any employee of the Company or any of the Company’s affiliates to render services for any other person, firm, entity, or corporation or to terminate his or her employment with the Company.
     10. Termination of Employment.
          10(a). Death. The Executive’s employment hereunder shall terminate upon the Executive’s death.
          10(b). By the Company. The Company or Parent may terminate the Executive’s employment hereunder under the following circumstances:
               (i) The Company or Parent may terminate the Executive’s employment hereunder for “Disability.” For purposes of this Agreement, “Disability” shall mean the Executive shall have been unable to perform all of the Executive’s duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for more than three (3) consecutive months.
               (ii) The Company or Parent may terminate the Executive’s employment hereunder for “Cause.” For purposes of this Agreement, “Cause” shall mean (A) refusal by the Executive to follow a written order of the Chief Executive Officer, Chairman of the Board or the Board of Directors, (B) the Executive’s engagement in conduct materially injurious to the Company or its reputation, (C) dishonesty of a material nature that relates to the performance of the Executive’s duties under this Agreement, (D) the Executive’s conviction for any crime involving moral turpitude or any felony, and (E) the Executive’s continued failure to perform his duties under this Agreement (except due to the Executive’s incapacity as a result of physical or mental illness) to the satisfaction of the Board of Directors of the Company for a period of at least thirty (30) consecutive days after written notice is delivered to the Executive specifically identifying the manner in which the Executive has failed to perform his duties.
               (iii) The Company, in the sole discretion of its board of directors, or the Parent, in the sole discretion of the Board, may terminate the Executive’s employment hereunder at any time other than for Disability or Cause, for any reason or for no reason at all.
     10(c). By the Executive. The Executive may terminate the Executive’s employment hereunder for “Good Reason.” For purposes of this Agreement, “Good Reason” shall mean:
               (i) the assignment to the Executive of any duties inconsistent in any material respect with the Executive’s position as contemplated by Section 3 of this Agreement, excluding for this purpose an isolated, insubstantial and inadvertent action which is remedied by the Company promptly after receipt of notice thereof given by the Executive;
               (ii) any failure by the Company to comply with any of the provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure which is remedied by the Company or Parent promptly after receipt of notice thereof given by the Executive;
               (iii) there is a merger, acquisition or other similar affiliation with another entity and the Executive does not continue as the Executive Vice President for Institutional Advancement, or any other office he holds at the time of the transaction, of the most senior resulting entity succeeding to the business of the Company;
               (iv) any failure by the Company or Parent to comply with and satisfy Section 16(c) of this Agreement.
          10(d). Notice of Termination. Any termination of the Executive’s employment by the Company, the Parent or the Executive (other than pursuant to Section 10(a) hereof) shall be communicated by written “Notice of Termination” to the other party hereto in accordance with Section 13 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.
          10(e). Date of Termination. For purposes of this Agreement, the “Date of Termination” shall mean (i) if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death; (ii) if the Executive’s employment is terminated pursuant to Section 10(b)(i) hereof, thirty (30) days after Notice of Termination, provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during this 30-day period; (iii) if the Executive’s employment is terminated pursuant to Section 10(b)(ii), 10(b)(iii) or 10(c) hereof, the date specified in the Notice of Termination; and (iv) if the Executive’s employment is terminated for any other reason, the date on which Notice of Termination is given.
     11. Compensation Upon Termination.
          11(a). If the Executive’s employment is terminated by the Executive’s death, the Company shall pay to the Executive’s estate, or as may be directed by the legal representatives of the estate, the Executive’s full Base Salary through the Date of Termination and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination in connection with any fringe benefits or under any incentive compensation plan or program of the Company pursuant to Sections 5(b) and (c) hereof, at the time these payments are due and the Company shall have no further obligations to the Executive under this Agreement.
          11(b). If the Company terminates the Executive’s employment for Disability as provided in Section 10(b)(i) hereof, the Company shall pay the Executive his full Base Salary through the Date of Termination and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination in connection with any fringe benefits or under any incentive compensation plan or program of the Company pursuant to Sections 5(b) and (c) hereof, at the time these payments are due, and the Company shall have no further obligations to the Executive under this Agreement; provided, that payments made to the Executive during the Disability Period shall be reduced by the sum of the amounts, if any, payable to the Executive at or prior to the time of any payment under disability benefit plans of the Company and which amounts were not previously applied to reduce any payment.
          11(c). If the Company terminates the Executive’s employment for Cause as provided in Section 10(b)(ii) hereof, the Company shall pay the Executive the Executive’s full Base Salary through the Date of Termination and all other unpaid amounts, if any, to which Executive is entitled as of the Date of Termination in connection with any fringe benefits or under any incentive compensation plan or program of the Company pursuant to Section 5(c) hereof, and the Company shall have no further obligations to the Executive under this Agreement.
          11(d). If the Executive terminates the Executive’s employment other than for Good Reason, the Company shall pay the Executive the Executive’s full Base Salary through the Date of Termination and all other unpaid amounts, if any, to which Executive is entitled as of the Date of Termination in connection with any fringe benefits or under any incentive compensation plan or program of the Company pursuant to Sections 5(b) and (c) hereof, and the Company shall have no further obligations to the Executive under this agreement.
          11(e). If the Company terminates the Executive’s employment other than for Cause or Disability or the Executive terminates the Executive’s employment for Good Reason as provided in Section 10(c) hereof, the Company shall pay the Executive the following amounts and shall have no further obligations to the Executive:
               (i) the sum of (1) the Executive’s Base Salary through the Date of Termination to the extent not theretofore paid, (2) the product of (x) the Annual Bonus (to the extent Company and Executive performance were satisfying the performance targets, adjusted for the short period through the Date of Termination, for an Annual Bonus) and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the effective date of termination of the Executive’s employment (the “Date of Termination”), and the denominator of which is 365, and (3) any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon) and any accrued vacation pay, in each case, to the extent not theretofore paid, (the sum of the amounts described in clauses (1), (2), and (3) shall be hereinafter referred to as the “Accrued Obligations”) in a lump sum in cash within 30 days of the Date of Termination;
               (ii) an amount equal to the sum of (x) the Executive’s Base Salary and (y) the Annual Bonus (to the extent Company and Executive performance were satisfying the performance targets, adjusted for the short period, after the Date of Termination to the end of the calendar year for an Annual Bonus and as to the remainder of the one year period following the Date of Termination, only if net income has increased from the same period in the prior year and the performance targets established for the successor Executive Vice President for Institutional Advancement were being satisfied for that period), in substantially equal proportionate installments in accordance with the Company’s normal payroll practices, commencing with the first payroll period in the month following the month in which the Date of Termination occurs, for a period of twelve (12) months; and
               (iii) for twelve (12) months after the Date of Termination, or any longer period as may be provided by the terms of the appropriate plan, program, practice or policy, the Company shall continue benefits to the Executive and/or the Executive’s family at least equal to those which would have been provided to them in accordance with the welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer employees of the Company and its affiliated companies, as if the Executive’s employment had not been terminated; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under the other plan during the applicable period of eligibility.
               (iv) to the extent that less than thirty three and one-third percent (33 1/3%) of all stock options granted to the Executive under the American Public Education, Inc. 2002 Stock Incentive Plan or any other employee stock option plan maintained for Company employees which are outstanding at the time of such event shall be vested on the Date of Termination, such additional number of options, if any, shall immediately accelerate and vest and become exercisable in accordance with their terms. This Agreement is intended to amend all stock option grants previously awarded to the Executive to modify vesting as described above to the extent more than sixty six and two-thirds percent (66 2/3%) of the options held by the Executive shall not be vested under the terms of such stock option grants on the Date of Termination.
               (v) to the extent not theretofore paid or provided, for twelve (12) months after the Date of Termination, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies (these other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).
          11(f). No Duty to Mitigate. The Executive shall not be required to mitigate amounts payable pursuant to Section 11 hereof by seeking other employment.
          11(g). No Additional Payments. Notwithstanding anything to the contrary in this Agreement, the Executive acknowledges and agrees that in the event of the termination of his employment, even if in breach of this Agreement, he will be entitled only to those payments specified herein for the circumstances of his termination, and not to any other payments by way of damages or claims of any nature, whether under this Agreement or under any other agreements between the Executive and the Company.
     12. Acceleration of Options Upon Change of Control. Immediately prior to a Change of Control (as hereinafter defined), all stock options granted to the Executive on or prior to the date hereof or as contemplated by Section 5(e) hereof which are outstanding immediately prior to such event shall be vested and fully exercisable. This Agreement is intended to amend all stock option grants previously awarded to the Executive to modify vesting as described above to the extent vesting would not otherwise accelerate in full under the terms of such stock option grants. For purposes of this Agreement, “Change of Control” means (i) the dissolution or liquidation of the Parent or a merger, consolidation, or reorganization of the Parent with one or more other entities in which the Parent is not the surviving entity, (ii) a sale of substantially all of the assets of the Parent to another person or entity, or (iii) any transaction (including without limitation a merger or reorganization in which the Parent is the surviving entity) which results in any person or entity (other than persons who are shareholders or affiliates immediately prior to the transaction) owning 50% or more of the combined voting power of all classes of stock of the Parent.
     13. Notices. All notices, demands, requests or other communications required or permitted to be given or made hereunder shall be in writing and shall be delivered, telecopied or mailed by first class registered or certified mail, postage prepaid, addressed as follows:
          (a) If to the Company:
               American Public University System, Inc.
               10648 Wakeman Court
               Manassas, Virginia 20110
               Telecopy: (703) 330-5109
               Attention: Secretary
          (b) If to the Parent:
               American Public Education, Inc.
               10648 Wakeman Court
               Manassas, Virginia 20110
               Telecopy: (703) 330-5109
               Attention: Secretary
          (c) If to the Executive:
or to such other address as may be designated by either party in a notice to the other. Each notice, demand, request or other communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes three (3) days after it is deposited in the U.S. mail, postage prepaid, or at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the answer back or the affidavit of messenger being deemed conclusive evidence of delivery) or at such time as delivery is refused by the addressee upon presentation.
     14. Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.
     15. Survival. It is the express intention and agreement of the parties hereto that the provisions of Sections 8 and 9 hereof shall survive the termination of employment of the Executive. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.
     16. Successors and Assigns. (a) This Agreement is personal to the Executive and without the prior written consent of the Company and the Parent shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
     (b) This Agreement shall inure to the benefit of and be binding upon the Company and the Parent and their successors and assigns.
     (c) The Company and the Parent will require any successor or any party that acquires control of the Company and the Parent (whether direct or indirect, by purchase, merger, consolidation or otherwise) or all or substantially all of the business and/or assets of the Company or the Parent to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company and the Parent would be required to perform it if no succession had taken place. As used in this Agreement, “Company” and “Parent” shall mean the Company or Parent, respectively, as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
     17. Binding Effect. Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.
     18. Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any provisions, rights or privileges hereunder.
     19. Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
     20. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of West Virginia (but not including the choice of law rules thereof).
     21. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and it supersedes all prior oral or written agreements, commitments or understandings with respect to the matters provided for herein.
     22. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

     IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove written.

AMERICAN PUBLIC UNIVERSITY SYSTEM, INC.

By:	/s/ Wallace E. Boston, Jr.

Name: Wallace E. Boston, Jr.
Title: EVP & CFO

AMERICAN PUBLIC EDUCATION, INC.

By:	/s/ Wallace E. Boston, Jr.

Name: Wallace E. Boston, Jr.
Title: EVP & CFO

THE EXECUTIVE:

/s/ James Herhusky

James Herhusky